Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Brad Cohen Integrated Corporate Relations, Inc. 330/463-6865 http://www.joann.com

JO-ANN STORES ANNOUNCES MARCH SALES RESULTS

HUDSON, OH — April 6, 2006 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that March net sales increased 1.9% to $163.7 million versus $160.6 million in the same period last year. March same-store sales decreased 3.1% compared to a same-store sales decrease of 2.6% last year.

Sales for the nine weeks year-to-date increased 1.8% to $294.3 million from $289.1 million in the prior year. Same-store sales decreased 3.3% year-to-date versus a 0.8% same-store sales decrease for the same period last year

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 665 Jo-Ann Fabrics and Crafts traditional stores and 161 Jo-Ann superstores.